EXHIBIT 99.1


Cendant Completes Previously Announced Zero-Coupon Zero-Yield Convert ible Notes Offering

NEW YORK, NY, May 4, 2001 -- Cendant Corporation (NYSE: CD - news) today announced that it has completed the previously announced sale of $800 million of zero-coupon zero-yield senior convertible notes due 2021 in a private offering through Goldman Sachs resulting in gross proceeds of approximately $800 million. The underwriter will also have a 30-day option to purchase up to an additional $200 million principal amount of notes to cover over-allotments. Cendant will use the proceeds for general corporate purposes and to repay certain debt.

The notes will be convertible into shares of Cendant common stock at a price per share of $25.59 if the closing price of Cendant's common shares on the New York Stock Exchange exceeds specified levels or in certain other circumstances. The conversion price represents a 41% conversion premium on the April 27, 2001 New York Stock Exchange closing price of $18.15 for Cendant common shares. At the time of conversion, each $1,000 principal amount at maturity note will be convertible into 39.0755 shares of Cendant common stock. The notes will not be redeemable by Cendant prior to May 2004. Cendant may be required to repurchase notes, at the option of the holders, at certain specified times prior to 2021 but not prior to May 2002. Cendant may choose to pay the purchase price for the foregoing repurchases in cash or shares of Cendant common stock, or a combination thereof.

Cendant Corporation is a diversified global provider of business and consumer services primarily within the real estate and travel sectors. The Company's fee-for-service businesses include hotel, real estate and tax preparation franchising; rental cars, fleet leasing and fuel cards; mortgage origination and employee reloca tion; customer loyalty programs; vacation exchange and rental services and vacation interval sales. Other business units include the UK's largest private car park operator and electronic reservations processing for the travel industry. With headquarters in New York City, the Company has approximately 60,000 employees and operates in over 100 countries.


Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Denise Gillen
212-413-1833

Sam Levenson
212-413-1834